Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Richard Small
SVP, Chief Financial Officer
Point Therapeutics, Inc.
617-933-2136

Point Therapeutics Announces Interim Analysis to be Performed on
Its Phase 3 Talabostat with Alimta Study

BOSTON--(BUSINESS WIRE)—May 15, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today announced that the Company’s Board of Directors approved an unscheduled interim analysis on the Phase 3 non-small cell lung cancer (NSCLC) study of talabostat in combination with pemetrexed (Alimta®: Eli Lilly). The study was designed to enroll 400 NSCLC patients who have already failed either one or two prior drug regimens. To date, approximately 360 patients have enrolled in the study. The interim analysis will examine approximately 150 events that have already been recorded in this study, with events being defined as either disease progression or death. The Company expects results from the interim analysis by the end of this month.

“This analysis will produce the first clinical information on the effects of talabostat in a controlled, randomized trial,” said Don Kiepert, President and CEO. “We felt that it was important to have controlled data at this time in order to properly assist us in our on going strategic and business initiatives.”

Talabostat’s NSCLC program consists of two randomized, placebo-controlled, double-blind Phase 3 studies in the second-line and third-line setting. One of the Phase 3 studies is evaluating talabostat and pemetrexed versus placebo and pemetrexed. In the interim analysis, median progression-free survival (PFS) and overall survival data and the statistical analyses of these data for the talabostat treatment arm will be compared with the control arm by an independent data monitoring committee. The Company expects to report on the committee’s recommendation to continue the trial or stop the trial either due to reaching statistical significance (p< 0.005) or futility. The Company may also perform an unscheduled interim analysis on its Phase 3 study evaluating talabostat in combination with docetaxal (Taxotere® : sanofi-aventis), although a final decision has not been made.

Originally the pemetrexed study was powered at 80% to detect an approximate hazard ratio of 1.4 (p=0.05) in PFS over the placebo arm with a positive trend in overall survival upon final analysis. The addition of the interim analysis has only slightly modified the final statistical plans. The trial remains powered at 80% to demonstrate an approximate hazard ratio of 1.4 in PFS with an adjusted statistical level of p=0.048.

155 Federal Street, Boston, MA 02110 ∙ Phone: (617) 933-2130 ∙ Fax: (617) 933-2131 ∙ www.pther.com

About Point Therapeutics, Inc.:

Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in metastatic non-small cell lung cancer. Point is also currently studying talabostat in a Phase 2 trial in combination with gemcitabine in Stage IV pancreatic cancer. In addition, Point has studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma and in combination with rituximab in advanced chronic lymphocytic leukemia.

Certain statements contained herein are not strictly historical and are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, including the Company’s expectation that results from the Company’s interim analysis are expected by the end of this month, that these results will assist the Company in making on going strategic and business decisions, and that the Company may also perform an unscheduled interim analysis on its Phase 3 study evaluating talabostat in combination with docetaxal. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward-looking statements due to risks and uncertainties to which the Company is subject, and other factors that are described in Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

155 Federal Street, Boston, MA 02110 ∙ Phone: (617) 933-2130 ∙ Fax: (617) 933-2131 ∙ www.pther.com

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